Exhibit 10.1

AMENDMENT NO. 7

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 7 TO CREDIT AGREEMENT (this “Amendment”) is dated as of September 2, 2020, by and among WINMARK CORPORATION, WIRTH BUSINESS CREDIT, INC., WINMARK CAPITAL CORPORATION and GROW BIZ GAMES, INC. (each of the foregoing are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), CIBC BANK USA (formerly known as The PrivateBank and Trust Company) (the “Administrative Agent” and a “Lender”), and, for the limited purpose of Section 2 of this Amendment, BMO HARRIS BANK N.A. (formerly known as HARRIS N.A.) (“BMO”).

RECITALS:

A.The Loan Parties, the Administrative Agent, the Lender, and BMO are parties to that certain Credit Agreement, dated as of July 13, 2010, as amended prior to the date hereof (the “Credit Agreement”).

B.The Loan Parties have requested to decrease the Aggregate Commitments (as defined in the Credit Agreement) to $25,000,000 and to extend the Termination Date (as defined in the Credit Agreement).

C.The Loan Parties, the Administrative Agent, and the Lender desire to further amend the Credit Agreement as provided herein.

AGREEMENTS:

IN CONSIDERATION of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Definitions.  Capitalized terms not otherwise defined in this Amendment have the same meanings as set forth in the Credit Agreement.
2.Decrease in the Aggregate Commitment.  The parties acknowledge and agree that as of the effective date of this Amendment, (i) the Aggregate Commitments shall decrease from $40,000,000 to $25,000,000 and (ii) BMO will not have any Commitment, and it will no longer be a Lender under the Credit Agreement.
3.Amendment of Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended first by deleting the definitions of “LIBOR Rate”, “Termination Date” and “Net Cash Proceeds”, and second by adding the following definitions to such Section in their correct alphabetical order:

“Additional Prudential Debt” means Debt owing to Prudential in an aggregate amount incurred not to exceed $25,000,000, to the extent that each of the following conditions shall have been satisfied:

(a)no Unmatured Event of Default or Event of Default shall exist at the time of funding or effectiveness of such Additional Prudential Debt;
(b)the Company and the Subsidiaries shall be in pro forma compliance with the financial covenants contained in Section 11.15, 11.16, and 11.17 at the time of funding or effectiveness of such Additional Prudential Debt;
(c)at the time of funding or effectiveness of such Additional Prudential Debt, all representations and warranties by the Loan Parties contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date of incurrence of such Additional Prudential Debt and after giving pro forma effect thereto, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);
(d)the Additional Prudential Debt shall be on terms and conditions acceptable to the Agent and the Lenders; provided, however that Agent and the Lenders shall grant such acceptance if such Additional Prudential Debt is issued and subject to substantially the same terms and conditions of Debt owed to Prudential prior to the Seventh Amendment Effective Date (other than with respect to applicable maturity dates and interest rates);
(e)Agent shall have received true, correct, and complete copies all documents entered into by any Loan Party in connection therewith, each of which shall be in form and substance acceptable to the Agent; and
(f)the Agent shall have received a certificate of a Senior Officer of the Loan Parties certifying as to the foregoing.
“LIBOR Rate”:  For any Interest Period for a LIBOR Loan, a rate of interest equal to the greater of (a) (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the

Administrative Agent in its sole and absolute discretion and (b) 0.00% per annum.  The Administrative Agent 's determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.  The Lenders may lend to their customers at rates that are at, above, or below the LIBOR Rate.
“Net Cash Proceeds”:
(a)With respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by Loan Parties to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);
(b)with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and
(c)with respect to any issuance of Debt (other than the Debt issued to Prudential (i) on or about the Fourth Amendment Effective Date, (ii) on or about the Fifth Amendment Effective Date, and (iii) constituting Additional Prudential Debt), the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Seventh Amendment”:  That certain Amendment No. 7 to Credit Agreement, dated as of September 2, 2020, by and among the Loan Parties, the Administrative Agent and the Lenders.

“Seventh Amendment Effective Date”:  The date on which all of the conditions set forth in the Seventh Amendment have been satisfied or waived in writing by the Lenders and the Administrative Agent.

“Termination Date”:  The earlier to occur of (a) August 31, 2024, or (b) such other date on which the Commitment terminates pursuant to Section 13.

4.Amendment of Section 6.3. Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.3Reduction of Aggregate Commitments.  The Loan Parties may, at any time, upon not less than 30 days’ prior written notice from the Company to Agent and each Lender, reduce the amount of the Aggregate Commitments, with any such reduction in a minimum amount of $1,000,000, or, if more, in an integral multiple of $500,000 and on a pro rata basis for each Commitment; provided, however, that the Loan Parties may not at any time reduce the amount of Aggregate Commitments below the Outstandings. Upon any reduction as provided herein, the Administrative Agent shall deliver an updated Schedule 2.1 to the Loan Parties and the Lenders.

5.Amendment of Section 11.1(j).  Section 11.1(j) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(j)(i) Debt existing prior to the Seventh Amendment Effective Date and owed to Prudential but only so long as the Prudential Intercreditor Agreement is in full force and effect and (ii) the Additional Prudential Debt but only so long as the Prudential Intercreditor Agreement is in full force and effect.

6.Amendment of Section 11.15.  Section 11.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.15Tangible Net Worth.  Not permit the Tangible Net Worth of the Loan Parties to be:

(a)as of September 26, 2020, less than $120,000,000; and

(b)as of the last day of each fiscal month following the fiscal month ended September 26, 2020, the sum of the minimum Tangible Net Worth from the immediately preceding fiscal month plus fifty percent (50%) of the net income of the fiscal month then ended, if positive.

Notwithstanding the foregoing, the parties acknowledge and agree that effect of each of the 2015 Tender Offer (as such term is defined in the Fourth Amendment) (the “2015 Tender Offer”), the 2017 Tender Offer (as such term is defined in the Fifth Amendment) (the “2017 Tender Offer”), and the 2020 Tender Offer (as such term is defined in the Sixth Amendment)(the “2020 Tender Offer”) shall be excluded in the foregoing covenant calculation.

7.Global Amendment. All references in the Credit Agreement to “The PrivateBank and Trust Company” shall be amended to read to “CIBC Bank USA (formerly known as The PrivateBank and Trust Company)” and all references to “PrivateBank” shall be amended to read “CIBC”.
8.Amendment of Schedule 2.1.  Schedule 2.1 of the Credit Agreement (Commitments and Applicable Percentages) is hereby amended in its entirety to read as set forth in the Exhibit A attached to this Amendment.
9.Amendment of Exhibit B.  Exhibit B of the Credit Agreement (Form of Compliance Certificate) is hereby amended in its entirety to read as set forth in the Exhibit B attached to this Amendment.

10.Amendment of Exhibit C.  Exhibit C of the Credit Agreement (Form of Borrowing Base Certificate) is hereby amended in its entirety to read as set forth in the Exhibit C attached to this Amendment.
11.Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
(a)The Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed by the Loan Parties and the Lenders.
(b)The Lenders and the Administrative Agent shall have received an amendment to the Note Agreement, dated May 14, 2015 (as amended) with Prudential, in form and substance acceptable to the Lenders and the Administrative Agent, duly executed by Prudential and the Loan Parties.
(c)The Lenders and the Administrative Agent shall have received an amendment to the Prudential Intercreditor Agreement, in form and substance acceptable to the Lenders and the Administrative Agent, duly executed by Prudential and the Loan Parties.
(d)CIBC shall have received payment of the Amendment Fee as forth in Section 18 of this Amendment.
(e)The Administrative Agent shall have received such certificates of good standing, certified organizational documents, legal opinions, and officer’s certificates, in each case respecting the Loan Parties, as the Administrative Agent may request.
(f)The Administrative Agent shall have received a completed pro forma Borrowing Base Certificate, in form and substance acceptable to the Administrative Agent.
(g)The Administrative Agent shall have received a pro forma Compliance Certificate, in form and substance acceptable to the Administrative Agent.
(h)The representations and warranties set forth in Section 12 below shall be true and correct as of the effective date.
(i)The Administrative Agent shall be satisfied that since December 28, 2019, there has been no Material Adverse Effect.
(j)All legal, tax, environmental and regulatory matters shall be satisfactory to the Administrative Agent.

For the avoidance of doubt, the amendments and consent contemplated by this Amendment shall not be effective until each of the foregoing conditions have been satisfied or waived in writing by the Lenders and the Administrative Agent.

12.Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders as follows:

(a)The execution, delivery and performance by the Loan Parties of this Amendment and any other documents required to be executed and/or delivered by the Loan Parties by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Loan Parties’ organizational documents, any agreement binding on or applicable to the Loan Parties or any of their property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Loan Parties or of any of their property and will not result in the creation or imposition of any Lien in or on any of their property pursuant to the provisions of any agreement applicable to the Loan Parties or any of their property, other than Liens in favor of the Administrative Agent.

(b)Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct as of the date hereof and will be true and correct as of the effectiveness of this Amendment, as though made on each such date, except to the extent that such representations and warranties relate solely to an earlier date.

(c)There does not exist any Unmatured Event of Default or Event of Default.

13.No Waiver.  This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Unmatured Event of Default or Event of Default whether known to the Administrative Agent and/or the Lenders, or unknown, as to which all rights and remedies of the Administrative Agent and the Lenders shall remain reserved.
14.Binding Nature of Loan Documents.  Each Loan Party acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature.  Each Loan Party hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement, as amended hereby, and each other Loan Document.
15.Reference to the Loan Documents.  From and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.

16.Release.  Each Loan Party hereby releases, acquits, and forever discharges each of the Administrative Agent and the Lenders and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of any of them from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Loan Party may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.  The provisions of this Section shall survive payment of all Obligations and shall be binding upon the Loan Parties and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns.
17.Estoppel.  Each Loan Party represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which any Loan Party may have or claim to have against the Administrative Agent and/or the Lenders, which might arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.
18.Amendment Fee. The Loan Parties, jointly and severally, agree to pay to CIBC an amendment fee as set forth in that certain Amendment No. 7 Fee Letter dated as of the date hereof (the “Amendment Fee”).  Such Amendment Fee shall be due and payable upon the execution of this Amendment and shall be fully earned when paid and shall not be refundable for any reason whatsoever.
19.Expenses.  Without in any way limiting the generality of Section 16.5 of the Credit Agreement, the Loan Parties, jointly and severally, hereby agree to pay to the Administrative Agent all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with this Amendment, the Credit Agreement and/or any other Loan Document, which amount shall be due and payable upon execution of this Amendment.
20.Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.
21.Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

22.No Other Modification.  Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

[The signature pages follow.]

THE PARTIES HAVE EXECUTED this Amendment No. 7 to Credit Agreement in the manner appropriate to each as of the date and year first above written.

LOAN PARTIES:

WINMARK CORPORATION

By: /s/ Brett D. Heffes

Name: Brett D. Heffes

Title: Chairman of the Board and Chief Executive Officer

WIRTH BUSINESS CREDIT, INC.

By: /s/ Brett D. Heffes

Name: Brett D. Heffes

Title: President

WINMARK CAPITAL CORPORATION

By: /s/ Brett D. Heffes

Name: Brett D. Heffes

Title: President

GROW BIZ GAMES, INC.

By: /s/ Brett D. Heffes

Name: Brett D. Heffes

Title: President

(Signatures continue on next page.)

ADMINISTRATIVE AGENT

AND A LENDER:

CIBC BANK USA (formerly known as The PrivateBank and Trust Company)

By: /s/ Leanne Manning

Name: Leanne Manning

Title:    Managing Director

(Signatures continue on next page.)

BMO is signing solely

for purposes of Section 2 of

the Amendment, and to

acknowledge its agreement

that after giving effect to

the Amendment, it will not

have any Commitment, and

it will no longer be a Lender

under the Credit Agreement:	BMO HARRIS BANK N.A. (f/k/a Harris N.A.)

By: /s/ Kirk Pauley

Name: Kirk Pauley

Title:   Vice President

EXHIBIT A

SCHEDULE 2.1

COMMITMENTS

AND APPLICABLE PERCENTAGES

(updated as of September 2, 2020)

Lender	Commitment	Applicable Percentage

CIBC BANK USA	$25,000,000	100%

Total	$25,000,000	100%

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

TO:	CIBC BANK USA (formerly known as The PrivateBank and Trust Company) (the “Administrative Agent”) and the other Lenders referred to below

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented  or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CIBC BANK USA (formerly known as The PrivateBank and Trust Company), as a Lender and as Administrative Agent for the Lenders.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.

Reports.  Enclosed herewith is a copy of the monthly report of the Loan Parties as of __________________, 20___ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations of the Loan Parties as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.

Tangible Net Worth.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Tangible Net Worth requirement set forth in Section 11.15 of the Credit Agreement, which is equal to or greater than the sum of the minimum Tangible Net Worth from the immediately preceding month plus fifty percent (50%) of the net income of the month then ended, if positive:

2020 Tender Offer amount Total shareholders’ equity
A.Shareholders’ equity: Common Stock Other comprehensive income Retained earnings 2015 Tender Offer amount 2017 Tender Offer amount 2020 Tender Offer amount Total shareholders’ equity	$ $ $ $___________ $___________ $___________	$

B.Subordinated Debt		$

$ $ $ $

1 Excludes Income Tax Refund Receivable

C.Intangible items: Goodwill Trademarks Trade names Service marks Copyrights Patents Licenses Deferred items Unamortized Debt discount Prepaid expenses[1] Other intangible items Total Intangible Items	$ $ $ $ $ $ $	$

D.Investments: Investment in Tomsten, Inc. Investment in Bridge Funds Limited Additional Investments Total Investments	$ $ $	$

Actual Tangible Net Worth [(A+B) - (C + D)] Minimum Tangible Net Worth from prior month end plus 50% of positive current month end net income Required Minimum Tangible Net Worth	$ $	$ $

III.

Fixed Charge Coverage Ratio.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Fixed Charge Coverage Ratio requirement set forth in Section 11.16 of the Credit Agreement, which is not less than the ratio set forth in Section 11.16 of the Credit Agreement.

A.TTM EBITDA:

(i)TTM income from operations
(ii)TTM leasing related cash interest
expense
(iii)TTM depreciation
(iv)TTM amortization
(v)TTM compensation related to
stock options

TTM EBITDA [(i + ii + iii + iv + v)]

$ $ $ $ $	$

B.Cash flow available for Debt service: (i)TTM EBITDA (ii)TTM cash taxes (iii)TTM capital expenditures (iv)TTM dividends and distributions Cash flow available for Debt service [i - (ii + iii + iv)]	$ $ $ $	$

C.Debt Service: (i)TTM principal payments (ii)TTM cash interest expense (including leasing related cash interest expense) Debt Service [i + ii]	$ $	$

Actual Fixed Charge Coverage Ratio [B/C]: Required minimum covenant level

IV.

Leverage Ratio.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Leverage Ratio requirement set forth in Section 11.17 of the Credit Agreement, which is not greater than the ratio set forth in Section 11.17 of the Credit Agreement:

A.Recourse senior Debt:	$

B.TTM EBITDA:	$

Actual Leverage Ratio [A/B]: Maximum covenant level

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on    ___, 20___.

WINMARK CORPORATION

By:

Name:

Title:

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

TO:	CIBC BANK USA (formerly known as The PrivateBank and Trust Company) (the “Administrative Agent”) and the Lenders referred to below

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CIBC BANK USA (formerly known as The PrivateBank and Trust Company), as a Lender and as Administrative Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Company hereby certifies and warrants to the Administrative Agent and the Lenders that at the close of business on ______________, 20___ (the “Calculation Date”), the Borrowing Base was $_________________, computed as set forth on the schedule attached hereto.

Attached hereto is an aging of the Loan Parties’ lease receivables as of the date hereof.

The Company has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on ________________, 20___.

WINMARK CORPORATION

By:

Name:

Title: